UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                             (Amendment No.  4  )*
                                           -----

                          New Horizons Worldwide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    645526104
                                ----------------
                                 (CUSIP Number)


                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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CUSIP No. 645526104                   13G                     Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             1,540,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               1,540,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,540,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        14.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


        IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 645526104                   13G                     Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             1,540,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               1,540,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,540,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        14.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


        CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 645526104                   13G                     Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Acorn Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             1,025,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               1,025,000
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,025,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        9.8%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON


        IV
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               New Horizons Worldwide, Inc.
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

               1900 S. State College Blvd., Suite 200
               Anaheim, CA 92806
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

               Columbia Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") Columbia Acorn Trust ("Acorn")
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

               WAM, WAM GP and Acorn are each located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

               WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust
            --------------------------------------------------------------------


Item 2(d)   Title of Class of Securities:

               Common Stock
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

               645526104
            --------------------------------------------------------------------

Item 3      Type of Person:

               (d) Acorn is an Investment Company under section 8 of the Investment Company Act.
               -----------------------------------------------------------------

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.
               -----------------------------------------------------------------

                               Page 5 of 10 pages

Item 4      Ownership (at December 31, 2004):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    1,540,000
               -----------------------------------------------------------------

               (b)  Percent of class:

                    14.7% (based on 10,451,658 shares outstanding as of September 30, 2004, based on Form 10-Q filed on November 15,
                    2004)
               -----------------------------------------------------------------

               (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: none

                       (ii)  shared power to vote or to direct the vote:
                             1,540,000

                      (iii) sole power to dispose or to direct the disposition of: none

                       (iv) shared power to dispose or to direct disposition of: 1,540,000
               -----------------------------------------------------------------

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable
            --------------------------------------------------------------------

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of shares reported herein to the extent of more than 5% of the class.
            --------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable
            --------------------------------------------------------------------

Item 8      Identification and Classification of Members of the Group:

               Not Applicable
            --------------------------------------------------------------------

Item 9      Notice of Dissolution of Group:

               Not Applicable
            --------------------------------------------------------------------

                               Page 6 of 10 pages

Item 10     Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 7, 2005


            The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


            The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     COLUMBIA ACORN TRUST


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of February 7, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                               Page 9 of 10 pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                 Dated: February 7, 2005


                                     WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


                                     COLUMBIA ACORN TRUST


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 10 of 10 pages